Exhibit 14.1

                           OMEGA FINANCIAL CORPORATION

                                CODE OF ETHICS &

                    COMPREHENSIVE INSIDERS ACTIVITIES POLICY

                           Approved November 22, 2004

PHILOSOPHY

The honesty, integrity, and sound judgment of Omega Financial Corporation's directors, officers, and employees is fundamental to its reputation and success. All directors, officers, and employees are required to adhere to Omega's Code of Ethics and its Comprehensive Insider Activities Policy, recognizing that the professional and ethical conduct of all directors, officers and employees is essential to the proper functioning and success of Omega Financial.

CODE OF ETHICS

Applicability

This Code of Ethics shall apply to Omega Financial's directors, officers and employees, including the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including Omega's Chief Executive Officer, Chief Financial Officer, and Corporate Controller. In the event of the change of an officer's designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

Standards of Conduct

All directors, officers and employees shall. . .

   o act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   o provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Omega Financial files with, or submits to, the Securities and Exchange Commission and in other public communications made by Omega Financial;

   o  comply with applicable governmental laws, rules, and regulations;

   o respect the confidentiality of information acquired in the course of employment;

   o promote prompt internal reporting to the Chair of the Audit Committee of the Board of Directors of any issues concerning violation of this Code of Ethics without fear of retaliation;

   o promote communication with Omega's Risk Assessment Officer or Chair of the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of Omega Financial without fear of retaliation; and

   o  promote ethical and honest behavior within Omega and its subsidiaries.

All directors, officers and employees of Omega Financial Corporation are expected to adhere to Omega Financial's Comprehensive Insider Activities Policy and this Code of Ethics. Any violation of this Code of


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Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

If a director, officer or employee has knowledge or concern of violation of this Code of Ethics, the Chair of the Audit Committee of the Board of Directors is to be contacted without delay. The reporting person must exercise sound judgment to avoid baseless allegations. Those who intentionally file a false report of wrongdoing will be subject to discipline up to and including termination of employment.

The person reporting an activity that he/she considers to be a known or potential violation of this Code is not responsible for investigating the activity or for determining fault or corrective measures. Appropriate management officials are charged with these responsibilities.

Those who report known or suspected violations are provided protections with respect to confidentiality and retaliation. This protection applies to those who report any transaction, relationship, act, failure to act, occurrence or practice that, in good faith, is believed to be inconsistent with, in violation, or reasonably could be expected to give rise to a violation of this Code. Insofar as possible, the confidentiality of the person making the report will be maintained. However, his/her identity may be disclosed to ensure that a thorough investigation may be conducted, to comply with the law, and to provide accused individuals their legal rights of defense.

Omega Financial Corporation will not retaliate against those reporting known or suspected violations. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action (such as termination, a decrease in compensation, or poor work assignments) and threats of physical harm. A person who believes he/she is being retaliated against must contact the Chair of the Audit Committee of the Board of Directors. The right for protection against retaliation does not include immunity for any personal wrongdoing that is alleged and investigated. Any individual who retaliates against a director, officer or employee is subject to criminal penalties.

The Board of Directors has the sole and absolute authority to approve any deviation or waiver from this Code of Ethics for any director or executive officer. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics shall be promptly disclosed though a filing with the Securities and Exchange Commission on Form 8-K.

COMPREHENSIVE INSIDERS ACTIVITIES POLICY

I.    Introduction and Approval

      The Board of Directors of the Omega Financial Corporation (OFC), and by their ratification hereof, the Boards of Directors of Omega Bank, National Association (OBNA), Omega Insurance Agency, Inc. (OIA), Central Pennsylvania Investment Company, Inc. (CPIC), Central Pennsylvania Life Insurance Company, Inc. (CPLIC), and Central Pennsylvania Leasing, Inc.
      (CPL), hereafter individually and as a group referred to as Omega, in order to avoid the existence or appearance of conflicts of interest and breaches of duty by "Insiders" of Omega in the conduct of their duties, do hereby adopt this Comprehensive Insiders Activities Policy.

      This policy is written in conjunction and interchangeably with the Omega Policy on "Federal Reserve Regulation "O", Loans to Directors, Executive Officers and Principal Shareholders" as has been separately approved by the Omega boards of directors and promulgated to the Omega staff via the Omega Loan Manual, Section 100, Subject 15. Each executive officer, director and principal shareholder of Omega, and their related interests, all as defined in Federal Reserve Regulation "O", and all other Omega officers and employees are deemed to be an insider for purposes of this Comprehensive Insiders Activities Policy.


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II.   Statement and Elements of the Policy

      We, the Board of Directors of Omega hereby take the lead in protecting Omega from such conflicts of interest as may arise from time to time. Therefore, it is a policy of this board that detailed disclosures of insiders' activities with Omega that may constitute conflicts of interest beyond those disclosures required by Regulation "O", shall be made to the appropriate board of directors for action they may determine to be necessary. The following guidelines shall apply:

      A.    Guidelines

            1. Any actual or potential conflict of interest whatsoever regarding Omega insiders, whether intended or unintended, shall be promptly disclosed for consideration. The respective Omega Board, subject to the concurrence of the OFC parent board, will retain final authority within the law to approve any transaction with an insider of Omega. An involved insider must abstain from the Board's approval process on any transaction in which the insider may benefit directly or indirectly from the Board's decision.

            2. This policy shall also apply to an insiders' related interests, which interests shall be disclosed to the Omega Board as they arise but no less than annually by survey as provided in the aforementioned Omega Policy on Federal Reserve Regulation "O".

            3. All transactions with insiders shall be "arms-length transactions" made on substantially the same terms as those afforded other Omega customers to avoid any appearance of preferential treatment.

            4. Special attention is to be paid by the Omega Board to any potentially excessive salaries and bonuses, directors fees, fees paid where there is no apparent benefit to Omega and fees paid for services not yet received. Fees and payments made to insiders are to be justifiable and appropriate based on the type, level, quality and value of goods or services Omega is receiving. Fees and other payments must directly relate to, and be based solely upon the fair value of goods or services received, compensate the provider only for goods or services that meet the legitimate needs of Omega, and be made only to service providers who have the necessary expertise to provide the services.

            5. No deposits shall be accepted from any Omega insider on more favorable terms than that offered to any other Omega customer of similar economic value within the competitive structure of Omega's financial community, including higher interest rates, or longer or shorter maturities.

            6. No insider of Omega shall solicit anything of value from anyone in return for any business service or confidential information of Omega. No insider shall accept anything of value other than bona fide salary, wages, fees or


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                  other compensation paid in the usual course of business from anyone in connection with the business of Omega, either before or after a transaction is discussed or consummated.

            7. Omega, upon disclosure to and approval of the appropriate Omega Board, may make the use of its facilities, real or personal property or personnel, available to insiders only upon payment of a reasonable fee to Omega. The circumstances must be beneficial to Omega and not unduly burden Omega, its facilities or personnel. This use must not be an unfair granting of a benefit to the insider, or be any benefit not otherwise available to any other Omega customer.

            8. No insider of Omega shall use any inside information to improperly profit by means of any security transaction. The appropriate Omega board shall make the final determination on any questionable insider information-related transactions made by an insider.

      B.    Permitted Exceptions

            Exceptions to the above provisions may, as applicable, and of reasonable value, include:

            1. Items offered that are based purely on a family or personal relationship independent of any business of Omega.

            2. Benefits available to the general public under similar conditions, such as discounts on merchandise or services.

            3. Items that would be paid for by Omega as a reasonable business expense if it were not paid for by another party.

            4.    Advertising or promotional material.

            5. Gifts related to commonly recognized events or occasions such as promotion, new job, wedding, retirement or bar or bat mitzvah.

            6. Civic, charitable, educational or religious organizational awards for recognition of service and accomplishment.

            7. Nothing in this policy is intended to prevent the granting of service charge free personal use deposit accounts, free safe deposit boxes of standard size and modest reduction in the interest rate charged on consumer purpose loans or lines of credit to all Omega officers and employees as a group benefit, where such is permitted by applicable laws and regulations, and where such is deemed appropriate by senior management of Omega.

      Any Omega insider who is offered or receives anything of value beyond what is authorized within this section, must disclose that fact to the appropriate Omega board. If any terms,


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      fees, gifts, treatment or favors are found by the board to be excessive or unwarranted, the board shall take prompt corrective action, including requiring restitution to remedy the situation, termination of employment or association, and necessary reporting to the proper authorities.

III.  "Code of Conduct" and Acknowledgment

            The general tenure of this Comprehensive Insiders Activities Policy beyond the specific requirement of Federal Reserve Regulation "O," is to be defined hereafter in Exhibit "A" as Omega's "Code of Conduct", forming an integral part of this policy. The "Code of Conduct" is to be furnished to all insiders, officers and employees of Omega for their required acceptance upon their initial employment or association with Omega and reaffirmed annually thereafter by the signed certification of the individual.


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CODE OF CONDUCT

I.    Purpose:

      The purpose of the Comprehensive Insider Activities Policy and this resulting Code of Conduct, is to prohibit either the solicitation or receipt of benefits or other forms of preferential treatment by anyone associated with the Omega Financial Corporation or any of its subsidiaries (hereafter individually and as a group referred to as "Omega") that might have a corrupting influence upon the business of Omega.

II.   Scope:

      This policy applies to Directors, officers, employees, agents and retained attorneys of Omega, hereafter referred to as "covered persons."

III.  Rules on Fees, Legacies, Loans, Investments, and Purchase and Sale of
      Assets:

      A.    General Prohibitions

            1. A covered person shall not accept a loan from an Omega customer or supplier. This prohibition does not apply to loans from banks or other financial institutions on standard customer terms to finance proper credit needs. Omega requires that executive officers of Omega qualifying as insiders under Federal Reserve Regulation "O" (see Omega Loan Manual Section 100, Subject 15) to report their borrowings from other financial institutions to the appropriate Omega Board of Directors.

            2. A covered person shall not receive anything of value for making a loan.

            3. A covered person shall not accept a fee for performing any act that Omega could have performed.

            4. A covered person shall not sell anything to a customer at a value in excess of its worth nor should he or she purchase anything from a customer at a price below its worth. Acceptance of discounts or rebates on merchandise is permitted if they are also available to other routine customers of the merchant.

            5. A covered person shall refuse any legacy or bequest arising from an Omega customer relationship. He or she should also refuse to serve personally as executor, trustee or guardian of an Omega customer's estate or trust unless the customer is a close relative, or the proper prior authorization from Omega senior management or Omega board, as appropriate, has been obtained.


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            5.    Unless lawfully authorized by the fiduciary instrument or by court order, a covered person shall not purchase property held by an Omega bank in a fiduciary capacity. The fact that the property is sold at public sale or not, does not waive this prohibition.

            7. A covered person shall not indirectly perform any act that these rules prohibit directly. For example, it is just as wrong to arrange for a member of the family to receive a gift as it is for the covered person to accept the gift directly.

            8. It is improper for a covered person to subscribe to new issues of stock in an Omega customer's business, unless such is also offered to the general public on the same terms and conditions.

IV. General Policy on Receipt of Gifts, Gratuities, Entertainment or Business Amenities

      Omega absolutely prohibits the solicitation or receipt of anything of value by covered persons in connection with any transaction or business of Omega. Such action by definition constitutes a breach of the fiduciary duty each covered person owes to Omega. Our policy is not intended to prohibit the receipt of normal business amenities of reasonable value in the ordinary course of business.

      A.    Benefits Permitted:

            Covered persons may receive gratuities of reasonable value. Examples of permitted gratuities include:

            1. The acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships, such as those between the parents, children or spouse of a covered person, where the circumstances make it clear that it is the relationship rather than the business of Omega that is the motivating factor.

            2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value (currently not to exceed $200.00) and in the course of a meeting or other occasion for which the purpose is to hold bona fide business discussions or to foster better business relations.

            3. Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of covered person, except where prohibited by law.

            4. Acceptance of advertising or promotional material of nominal value (currently not to exceed $25.00) such as pens, pencils, note pads, key chains, calendars and similar items.


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            5.    Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers.

            6. Acceptance of gifts of reasonable value (currently not to exceed $100.00) that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas or bar or bat mitzvah.

            7. The acceptance of civic, charitable, education or religious organizational awards for recognition of service and accomplishment.

            8. On a case by case basis, Omega may approve of other circumstances, not identified above, in which a covered person accepts something of value in connection with Omega business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts and is consistent with the bank bribery statute (18 USC 215 et seq.). Approval is required of the Chief Executive Officer and/or Omega Board of Directors as appropriate to the dollar value and/or circumstances.

      B.    Benefits Not Permitted:

            By contrast to the benefits permitted above, the following types of benefits are not permitted:

            1.    Gifts valued above a reasonable amount.

            2. Entertainment events such as athletic contests, hunting or fishing trips, cruises, etc., that exceed a reasonable amount in cost.

            3. Tickets to such athletic or entertainment events that exceed a reasonable amount in value.

            4. Other items that exceed reasonable value and/or of which the conditions of acceptance directly or indirectly implies a violation of this policy.

      C.    Family Exceptions:

            Our policy is to permit and not require disclosure of the receipt of gifts in any amount from customers who have a pre-existing family relationship with covered person; however, such relationship must be a bona fide family relationship (a direct relative or one by marriage).

V.    Confidential Information:

      A.    Sensitive Financial Information

            In the course of performing Omega duties, covered persons acquire confidential information considered to be extremely sensitive by customers. This information shall not be revealed to unauthorized parties outside of Omega, nor shall


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            customer's finances be discussed with others within Omega unless their duties require the information. Information about customers can be released only when authorized by the customer or subpoenaed by a court or by the IRS, and then the information released must be accurate and within the confines of the release-authorizing document.

      B.    Credit References

            When a customer gives Omega as a credit reference, this is authority to release credit information. Companies also share credit information with each other. This sharing is only done to support credit decisions, and the sharing is based on assurances that source confidentiality will be protected and that the information is accurate and not misleading. The inherent conflict between the customer's right to confidentiality and the need for creditors to share credit experience should be recognized. This conflict cannot be entirely resolved, but its consequences can be mitigated by exercising extreme care when exchanging credit information.

      C.    Use For Personal Investment

            Confidential information about Omega customers that reflects favorably or adversely on the investment value of any business enterprise is "insider" information. It should not be used for personal investment advantage or provided to others for their investment advantage.

      D. Privacy of Consumer Financial Information Regulation (12 CFR 40) and Fair Credit Reporting Act (12 CFR 41)

Covered persons are pledged to adhere to the OFC Consumer Privacy Notice as established from time to time in compliance with the above noted regulations.

VI.   Personal Bank Transactions

      A.    Transactions With Material Connection or Financial Interest

            A covered person should not represent Omega in any transaction where he or she has a material connection or a financial interest. Examples of material connections would include relatives or close personal friends in which the transaction involves them as individuals or as principals in a firm doing business with Omega. An example of a financial interest would be a covered person's involvement as a proprietor, partner or joint venturer in a firm doing business with Omega. "Transactions" would include not only the making of loans, but also the approval of overdrafts and/or payment of checks drawn on uncollected funds; the waiving of overdraft charges, NSF or returned check charges or late payment charges; and the waiving or relaxing of requirements for financial statements, credit verifications or collateral encumbrance documents. When there is a potential conflict of interest, the covered person must ask someone else within Omega to handle the transaction.

      B.    Personal Account Transactions


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            A covered person is not permitted to make transactions on their personal accounts while performing their Omega work duties or while located at their workstation. Transactions of this nature must occur while the employee is not on duty (i.e., while on a break, lunch period, or before or after scheduled work hours). Such personal transactions are to be conducted via a disinterested third party employee in a similar manner as for any public customer of the bank. To avoid any perception of impropriety, purses and personal articles should be maintained in a secure area that is not visible from the immediate customer contact and work area of the employee.

VII.  Directorship of Outside Corporation

            A covered person should not accept a directorship of another corporation without approval of the appropriate Omega board of directors. Charitable and nonprofit organizations are exceptions to this general requirement.

VIII. Outside Employment or Other Similar Involvement

      A.    Approval Required

            Exclusive of directors who are not active employees of Omega, all outside employment of any nature or participation in the affairs of an outside organization must be approved by Omega senior management. For non-officers, approval must be by a Vice President in the covered persons normal chain of command. For officers, approval must come from the Chief Executive Officer. Omega will be liberal in granting approvals unless there is a potential appearance of a conflict of interest. Specific types of outside activities that raise conflict of interest questions include:

            1.    Employment by a firm that competes with Omega.

            2. Solicitation of employees, customers and others for the purchase of products or services to produce personal or family enrichment, that could imply the appearance of intimidation by reason of position or association with Omega.

            3. Preparation of any material that will be presented to Omega by an entity seeking a loan.

            4.    Rendering investment counsel.

            5.    Rendering accounting services.

            6.    Drafting wills or practicing law.

            7. Use of Company equipment, supplies or facilities without proper authorization.


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            8.    Performing any service that Omega could perform.

IX.   Omega Directors' Code of Conduct:

      A.    Primary Responsibility

            The Directors of Omega were elected to serve the needs of the stockholders, the community, Omega's customers, and Omega's employees and not to serve the personal financial needs of Directors. Legal, regulatory and ethical considerations make it mandatory that Directors avoid all of the conflicts of interest situations outlined above for covered persons. In addition, Directors must:

            1. Avoid involvement of any kind in the credit approval process when the credit being considered will directly or indirectly benefit the Director or a related interest thereof. This includes loans, overdrafts, immediate credit on funds and any other form of credit.

            2. Disclose to the Chief Executive Officer and to the appropriate Omega Board any actual or potential conflicts of interest as soon as the situation arises. This includes disclosure of any material interest in the business of a borrower, an applicant or other Omega customer. It also includes any gift or monetary offers made for the purpose of influencing an Omega decision.

            3. Exercise only arm's-length transactions when buying, selling or leasing assets or services to Omega. It is Omega's policy to contract for assets and services using only arm's-length transactions that are in the best interest of Omega. Directors are expected to honor this policy and not to ask for special considerations when Omega contracts for assets or services.

X.    Possible Violations of This Policy

      A.    Disclosure

            Each time any covered person receives gratuities or any offer of goods or services that would violate this policy or any attempt to wrongly influence the actions of Omega, that individual will report the following information to the Secretary of the Omega Financial
            Corporation:

            1. Name of the person giving or offering the gift and his/her company affiliation, if applicable.

            2.    Nature of the gift.

            3.    Value of the gift.

            4.    Circumstances surrounding the receipt or offer of the gift.


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            The Secretary shall periodically report to the Omega Financial
            Corporation Board of Directors and any other Omega Board as appropriate to the circumstances, at its regularly scheduled meetings, all gifts or gratuities or any offer of goods or services that would violate this policy or any attempt to wrongly influence the actions of Omega received by any covered person since the last board report.

      B.    Penalties for Non-Compliance:

            Violations of this policy may result in the individual being placed on probation for a period not to exceed one year and appropriate notation made in the individual's personnel file. Further violations during this probationary period shall constitute grounds for further disciplinary action and/or termination of employment or association.

XI.   Compliance Certification:

            Omega requires that initially and with annual reaffirmation, all Directors, attorneys, agents, officers and other covered persons sign a certificate attesting to receipt and compliance with this policy statement.


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                     COMPREHENSIVE INSIDER ACTIVITIES POLICY
                          CODE OF CONDUCT CERTIFICATION
                           (Revised November 22, 2004)

By signing below, I acknowledge that I have received and read Omega's Code of Conduct policy. I also acknowledge that I have received and read Omega's Code of Ethics and agree to abide by the Standards of Conduct contained therein.

I certify that I am in compliance with the rules and limitations contained therein. To the best of my knowledge, all members of my immediate family are also in compliance.

I understand that any violation of this policy may result in appropriate disciplinary action, up to and including termination of employment and prosecution under the law.

I recognize that all outside employment of any nature or participation in the affairs of an outside organization must be approved by senior management of Omega. For Non-Officers, this approval must be by a Vice President within the covered person's normal chain of command. For Officers, approval must be from the Chief Executive Officer (CEO).

1)    Outside Employment: |_| No |_| Yes (provide requested information below)

      Name of Company:  ________________________________________________

      Address of Company:        _______________________________________

      Describe work performed:   _______________________________________


2)    Other Organizational Involvement: |_| No |_| Yes (provide details below)

Signature                                             Date
          -------------------------------------            ------------
Print Name
           ------------------------------------

Please return signed form to Human Resources at Omega Financial Corporation.

**************************************************************************
The above noted Outside Employment/Other Organizational Involvement has been:

|_|  Approved                   |_|  Disapproved

Signature                                            Date
          ---------------------------------------         ------------
Print Name
           --------------------------------------

                                     Title
                                           ------------


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